EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-156563, 199349, 333-200736, 333-202963, and 333-285876) and on Form S-8 (Nos. 333-127134, 333-184188, 333-170651, 333-222588, 333-278158, and 333-285875) relating to the 2003 Stock Option and Incentive Plan, 2008 Equity Incentive Plan, Southern Bank 401(k) Retirement Plan (2010), 2017 Omnibus Incentive Plan, Southern Bank 401(k) Retirement Plan (2024), and 2024 Omnibus Incentive Plan, respectively, of Southern Missouri Bancorp Inc of our reports dated September 11, 2025, with respect to the consolidated financial statements of Southern Missouri Bancorp Inc and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10-K for the year ended June 30, 2025.

/s/ Forvis Mazars, LLP

Springfield, Missouri

September 11, 2025